SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

May 26, 2026
Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Texas
(State or other jurisdiction of incorporation)

001-33228 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

12222 Merit Drive, Suite 1450, Dallas, TX 75251
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 28, 2026, memorial services will be held for Mr. John Brown, Executive Chairman of the Board of Directors of Zion Oil and Gas, Inc., ("Zion" or the "Company") at the Mulkey-Bowles-Montgomery Funeral Home in Denton, Texas.  John passed away peacefully on May 22, 2026, in his home at the age of 86.  John was Founder and Chairman of Zion, which since its inception has been and continues to faithfully pursue John's vision for the discovery and development of oil and gas reserves in Israel for the benefit of the land and its people.

John Brown held a BBA degree from Fullerton College. He was awarded a degree in Doctor of Biblical Studies in 2013 from Emmanuel Baptist University. Mr. Brown’s senior management experience as well as his extensive experience in the oil and gas sector in the State of Israel provided to him the insight and vision needed to lead the Company as its founder.

Recognizing and acknowledging that the mission of Zion could not rest on one man's shoulders, John and Zion's Board of Directors (the "Board") designed and implemented a plan of succession led by Robert W. A. Dunn, Zion's Chief Executive Officer, and Michael B. Croswell, Jr., Zion's President and Chief Financial Officer, both of whom are approximately fifty (50) years of age.  Confident in the Company's management and its ability to lead the Company forward and fulfill his original vision, John had plans to retire as Zion's Executive Chairman of the Board at Zion's annual shareholders' meeting June 2, 2026.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1 – Database email
104  – Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: May 26, 2026	By:	/s/ Robert Dunn
Robert Dunn
Chairman